EXHIBIT 23.2

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of SignPath Pharma Inc. (a Development Stage Company), of our report dated March 17, 2009 on our audit of the financial statements of SignPath Pharma Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from inception on May 15, 2006 through December 31, 2008, and the reference to us under the caption “Experts.”

Moore & Associates Chartered
Las Vegas, Nevada
April 6, 2009

6490 West Desert Inn Road
Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501